Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of American Champion Entertainment, Inc. on Form S-8 of our reports on the consolidated financial statements of American Champion Entertainment, Inc. and its subsidiaries dated February 11, 1998 and March 11, 1999 (except for note 21, as to which the date is November 11, 1999), appearing in the Annual Reports on Form 10-KSB and 10-KSB/A of American Champion Entertainment, Inc. for the years ended December 31, 1997 and December 31, 1998. We also consent to the reference to us under the caption "Experts".


/s/ Moss Adams L.L.P.
Moss Adams L.L.P.

San Francisco, California
January 25, 2000